Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of electroCore, Inc. on Form S-8 of our report dated March 10, 2022, with respect to our audits of the consolidated financial statements of electroCore, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 appearing in the Annual Report on Form 10-K of electroCore, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

New York, NY

March 18, 2022